Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com
Vericel Reports Second-Quarter 2016 Financial Results
Total Revenues of $12.8 Million Reported for the Quarter
Conference Call Today at 4:30pm Eastern Time
CAMBRIDGE, Mass., August 8, 2016 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ: VCEL), a leading developer of expanded autologous cell therapies for the treatment of severe diseases and conditions, today reported financial results for the second quarter ended June 30, 2016.
Total net revenues for the quarter ended June 30, 2016 were approximately $12.8 million and included approximately $9.0 million of Carticel net revenues and approximately $3.8 million of Epicel net revenues. Previously announced downtime for the Carticel and Epicel cleanrooms to replace a rooftop air handler unit resulted in a two-week, or approximately 16%, reduction in product shipment dates for both products during the second quarter. As a result, total Carticel and Epicel net revenues decreased 3.9% compared to the second quarter of 2015, with Carticel net revenues decreasing less than $0.1 million and Epicel net revenues decreasing approximately $0.4 million, respectively, compared to the second quarter of 2015. For the first half of 2016, total net revenues were $26.9 million and included $17.8 million of Carticel net revenues and $9.1 million of Epicel net revenues. Total Carticel and Epicel net revenues for the first half of 2016 increased 12% compared to the first half of 2015, with Carticel revenues increasing 10% and Epicel revenues increasing 15%, respectively, compared to the same period in 2015.
Gross profit for the quarter ended June 30, 2016 was $5.5 million, or 43% of net product revenues, compared to $6.7 million, or 49% of net product revenues, for the second quarter of 2015. The reduction in gross profit was primarily due to the reduced volume resulting from the cleanroom downtime. Gross profit for the first half of 2016 was $13.1 million, or 49% of net product revenues, compared to $12.0 million, or 49% of net product revenues, for the first half of 2015.
Research and development expenses for the quarter ended June 30, 2016 were $4.1 million compared to $3.4 million in the second quarter of 2015. The increase in second-quarter research and development expenses is primarily due to an increase in expenses associated with the completion of the ixCELL-DCM clinical trial and preparing to treat patients in the open-label crossover extension portion of the study, as well as for research, development, and regulatory consulting expenses for MACI® (Autologous Cultured Chondrocytes on Porcine Collagen Membrane). MACI is Vericel’s investigational third-generation autologous cultured chondrocyte implant intended for the treatment of symptomatic full-thickness cartilage defects of the knee.
Selling, general and administrative expenses for the quarter ended June 30, 2016 were $6.4 million compared to $5.6 million for the same period in 2015. The increase in selling,

general and administrative expenses is primarily due to costs associated with the start-up of the Dohmen collaboration for patient support and reimbursement services for Carticel and MACI, if approved, professional services related to preparing for the potential launch of MACI, as well as legal fees, shared facility fees and an increase in personnel costs.
Loss from operations for the quarter ended June 30, 2016 was $5.0 million, compared to $2.3 million for the second quarter of 2015. Material non-cash items impacting the operating loss for the quarter included $0.8 million of stock-based compensation expense and $0.5 million in depreciation and amortization expense.
Other income for the quarter ended June 30, 2016 was $1.9 million compared to $0.1 million for the same period in 2015. The change in other income for the quarter is primarily due to the change in the fair value of warrants in the second quarter of 2016 compared to the same period in 2015.
Vericel’s reported GAAP net loss for the quarter ended June 30, 2016 was $3.0 million, or $0.22 per share, compared to a net loss of $2.2 million, or $0.16 per share, for the same period in 2015. Vericel reported an adjusted net loss for the quarter ended June 30, 2016 of $5.0 million dollars, or $0.21 per share, compared to an adjusted net loss of $2.3 million, or $0.10 per share, for the same period in 2015. The adjusted net loss excludes the non-cash change in the fair value of warrants and the non-cash accumulated dividend on the Series B convertible preferred stock. The adjusted net loss per share includes common shares reserved as treasury shares received in exchange for the Series A non-voting convertible preferred stock.
As of June 30, 2016, the company had $9.8 million in cash compared to $14.6 million in cash at December 31, 2015.
Recent Business Highlights
During and since the second quarter of 2016, the company:

•
Limited the impact of the manufacturing downtime for the Carticel and Epicel cleanrooms; total Carticel and Epicel net revenues increased 12% for the first half of 2016 compared to the same period in 2015;

•
Initiated the collaboration with Dohmen Life Science Services, LLC for patient support services, as well as payer contracting and product reimbursement services for Carticel and MACI, if approved, which is expected to increase operating profit margin for these products by retaining margin previously captured by a distributor;

•	Increased MACI launch preparation and operational activities in anticipation of the January 3, 2017, MACI PDUFA goal date;

•
Announced results from the Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T in patients with advanced heart failure due to ischemic dilated cardiomyopathy, which were presented at the American College of Cardiology’s 65th Annual Scientific Session and published in The Lancet; and

•
Initiated activities to explore potential expedited development and review pathways and partnering discussions for ixymyelocel-T in the U.S., Japan and Europe in light of meeting the primary endpoint in the ixCELL-DCM clinical trial.

“We are pleased with the commercial performance of the business in light of the manufacturing downtime as we have generated strong growth in our core commercial business during the first half of the year,” said Nick Colangelo, president and CEO of Vericel. “We believe that we are building a strong foundation for our cartilage repair franchise, and we look forward to continuing to work productively with the FDA during the ongoing MACI BLA review process as we prepare for the potential launch of MACI, if approved, in the first quarter of 2017.”
Conference Call Information
Today's conference call will be available live at 4:30pm Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary.  To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's second-quarter 2016 investor conference call.  If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available August 8, 2017. A replay of the call will also be available until 11:59 pm (EDT) on August 12, 2016 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 57713501.
About Vericel Corporation
Vericel Corporation is a leader in developing expanded autologous cell therapies for use in the treatment of patients with severe diseases and conditions. The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area. Vericel is also developing MACI® (Autologous Cultured Chondrocytes on Porcine Collagen Membrane), a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, an autologous multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company’s website at www.vcel.com.
Epicel®, Carticel®, and MACI® are registered trademarks of Vericel Corporation.  ©Vericel Corporation.  All rights reserved.
The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.
Non-GAAP Financial Measures
Vericel has provided in this release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Vericel believes that the use of these non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Vericel’s industry. The adjusted net loss excludes the non-cash change in the fair value of warrants and the non-cash accumulated dividend on the Series B convertible preferred stock.  The adjusted earnings per share includes common shares reserved as treasury shares received in exchange for the Series A non-voting convertible preferred stock. Non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. In addition, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, estimating the commercial potential of our products and product candidates, growth in revenues and operating margins and improvement in costs, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on March 14, 2016, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:
Chad Rubin
The Trout Group
crubin@troutgroup.com
(646) 378-2947
or
Lee Stern
The Trout Group
lstern@troutgroup.com
(646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$9,835	$14,581
Accounts receivable (net of allowance for doubtful accounts of $54 and $68, respectively)	9,031	10,919
Inventory	2,393	1,379
Other current assets	1,046	464
Total current assets	22,305	27,343
Property and equipment, net	4,351	4,049
Intangible assets, net	2,778	2,917
Total assets	$29,434	$34,309
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,305	$7,588
Accrued expenses	2,892	3,603
Revolving credit agreement, net of deferred costs of $96	2,304	—
Warrant liabilities	455	757
Short-term deferred rent	460	118
Other	39	42
Total current liabilities	11,455	12,108

Long-term deferred rent	820	—
Long term debt	52	71
Total liabilities	12,327	12,179
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series A non-voting convertible preferred stock, no par value: shares authorized and reserved — 1; shares issued and outstanding — 1	3,150	3,150
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 22,684 and 23,789, respectively	309,437	307,766
Treasury stock — 1,250 shares	(3,150)	(3,150)
Accumulated deficit	(330,719)	(324,025)
Total shareholders’ equity	17,107	22,130
Total liabilities and shareholders’ equity	$29,434	$34,309

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Product sales	$12,823	$13,590	$26,931	$24,439
Total revenues	12,823	13,590	26,931	24,439
Costs and expenses:
Cost of product sales	7,300	6,901	13,860	12,469
Gross profit	5,523	6,689	13,071	11,970
Research and development	4,058	3,369	7,594	7,746
Selling, general and administrative	6,449	5,585	12,453	11,061
Total operating expenses	10,507	8,954	20,047	18,807
Loss from operations	(4,984)	(2,265)	(6,976)	(6,837)
Other income (expense):			0
Decrease (increase) in fair value of warrants	1,942	112	302	(205)
Foreign currency translation (loss) gain	(1)	(6)	(11)	10
Interest income	2	9	7	22
Interest expense	(3)	(2)	(6)	(4)
Other expense	—	—	(10)	—
Total other income (expense)	1,940	113	282	(177)
Net loss	$(3,044)	$(2,152)	$(6,694)	$(7,014)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.22)	$(0.16)	$(0.46)	$(0.43)
Weighted average number of common shares outstanding (Basic and Diluted)	22,684	23,786	22,644	23,786

RECONCILIATION OF REPORTED NUMERATOR AND DENOMINATOR IN NET LOSS PER SHARE (GAAP) TO ADJUSTED NET LOSS PER SHARE (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended June 30,
(Amounts In thousands except per share amounts)	2016	2015
Numerator:
Numerator of basic and diluted EPS	$(4,900)	$(3,806)
Add: Decrease in fair value of warrants	(1,942)	(112)
Add: Dividends accumulated on convertible preferred stock	1,856	1,654
Adjusted net loss - Non-GAAP	$(4,986)	$(2,264)
Denominator:
Denominator for basic and diluted EPS:
Weighted-average common shares outstanding	22,684	23,786
Add: Treasury stock	1,250	—
Adjusted denominator for basic and diluted EPS - Non-GAAP	23,934	23,786
Adjusted net loss per share (basic and diluted) - Non-GAAP	$(0.21)	$(0.10)